Exhibit (g)(3)

                      AMENDMENT TO THE CUSTODIAN AGREEMENT

     THIS AMENDMENT, dated as of July 1, 2001, between BAILARD, BIEHL & KAISER OPPORTUNITY FUND GROUP, INC., a Maryland Corporation (the Company), on behalf of each of its portfolios, and BROWN BROTHERS HARRIMAN & CO., a limited partnership formed under the laws of the State of New York (BBH&Co. or the Custodian), amends the Custodian Agreement between the parties dated June 12, 1990 (as amended as of June 15, 1998) (the "Custodian Agreement").

                                   WITNESSETH:

     WHEREAS, the Company has employed BBH&Co. to act as custodian for the Company and to provide related services, all as provided In the Custodian Agreement;

     WHEREAS, the Securities and Exchange Commission has promulgated Rules 17f-5 and 17f-7 under the Investment Company Act of 1940, which establish rules regarding the Company's investments held outside the United States at Eligible Foreign Custodians or through Eligible Securities Depositories (as defined in such Rules); and

     WHEREAS, BBH&Co. is willing to provide services in connection with such Rules In accordance with the terms of this Amendment;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Company and BBH&Co. hereby agree that the Custodian Agreement shall be amended by rescinding the Contract Amendment between the parties dated June 15, 1998 and replacing Section 3 of the Custodian Agreement with the following:

     3. Subject to the provisions hereinafter set forth in this Section 3, the Company hereby authorizes the Custodian to utilize Subcustodians to act on behalf of a Fund. Unless otherwise indicated, capitalized terms shall have the meaning provided in Rules 17f-5 and 17f-7 under the Investment Company Act of 1940 (the "1940 Act"), or any successor rule or regulation.
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     A. DEPOSIT AND MAINTENANCE OF SECURITIES OR FUNDS WITH FOREIGN
SUBCUSTODIANS. Subject to the provisions of this Section 3A, the Custodian may deposit and/or maintain Foreign Assets of a Fund in any non-U.S. securities depository or clearing agency provided such securities depository or clearing agency meets the requirements of an Eligible Securities Depository under Rule 17f-7 or by order of the Securities and Exchange Commission is exempted therefrom. Additionally, subject to the provisions of this Section 3A, the Custodian may, at any time and from time to time, appoint (a) any bank, trust company or other entity meeting the requirements of an Eligible Foreign Custodian under Rule 17f-5 or which by order of the Securities and Exchange Commission is exempted therefrom, or (b) any bank as defined in Section 2(a)(5) of the 1940 Act meeting the requirements of a custodian under Section 17(f) of the 1940 Act and the rules and regulations thereunder, to act on behalf of the Fund for purposes of holding Foreign Assets of the Fund. Such securities depositories, clearing agencies, banks, trust companies and other entities are referred to herein as "Subcustodians".

     A Proper Instruction to open an account in a given country shall comprise authorization of the Custodian to hold assets in such country in accordance with the terms of this Agreement. The Custodian shall not be required to make independent inquiry as to the authorization of the Company to invest in such country.

     Prior to the placement of any assets of the Company with a Foreign Securities Depository, the Custodian shall provide to the Company or its investment adviser an analysis of the custody risks associated with maintaining assets with such Foreign Securities Depository. Thereafter, the Custodian shall monitor the custody risks associated with maintaining assets with such Foreign Securities Depository on a continuing basis and promptly notify the Company

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
or its investment adviser of any material changes in such risks. In performing its duties, the Custodian shall exercise reasonable care, prudence and diligence. The Custodian shall not be responsible for errors or omissions in its duties hereunder provided that it has performed its duties with reasonable care, prudence and diligence. The risk analysis and notice of any material changes shall be provided to the Company or its investment adviser in the manner established as customary between the Company or its investment adviser and the Custodian for transmission of material market information. The Custodian shall withdraw assets from any Eligible Securities Depository that no longer meets the requirements of Rule 17f-7 as soon as reasonably practicable; provided, however, that if in the reasonable judgment of the Custodian, such withdrawal would require liquidation of any of the Company's assets or would materially impair the liquidity, value or other investment characteristics of the Company's assets, it shall be the duty of the Custodian to provide information regarding the particular circumstances and to act only in accordance with Proper Instructions with respect to such liquidation or other withdrawal.

From time to time, the Custodian may offer, and the Company may accept, that the Custodian perform certain reviews of Eligible Foreign Custodians as delegate of the Board of Directors of the Company (the "Board") in the countries listed on the Global Custody Network Listing to this Agreement (as amended from time to time by Proper Instructions). In such event, the Custodian's duties and obligations with respect to this delegated review will be performed in accordance with the terms of the separate delegation schedule between the Company and the Custodian.

Unless and except to the extent that review of certain matters concerning the appointment of eligible Foreign Custodians shall have been delegated to the Custodian pursuant to the preceding paragraph, the Custodian shall, prior to the appointment of any Eligible Foreign Custodian for purposes of holding property of the Fund outside the United States, obtain written confirmation of the approval of the Board or its delegate (other than the Custodian) with respect to the Eligible Foreign Custodian. Each such duly approved Eligible Foreign Custodian shall be listed separately on the Global Custody Network Listing.

With respect to securities and funds held by a Subcustodian, either directly or indirectly, including demand and interest bearing deposits, currencies or other deposits and foreign exchange and futures contracts as referred to in Sections

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2L, 2M, 2N, or 2O the Custodian shall be liable to a Fund (in addition to any liability it may have under the separate delegation schedule described in the second preceding paragraph) if and only to the extent that such Subcustodian or any other Subcustodian is liable to the Custodian and the Custodian recovers under the applicable subcustodian agreement provided that the Custodian shall pursue its right against such agent. The Custodian shall nevertheless be liable to the Fund for its own negligence in transmitting any instruction received by it from the Fund and for its own negligence in connection with the delivery of any securities or funds held by it to any such Subcustodian.

In the event that any Subcustodian appointed pursuant to the provisions of this
Section 3 fails to perform any of its obligations under the terms and conditions of the applicable subcustodian agreement, the Custodian shall use its best efforts to cause such Subcustodian to perform such obligations. In the event that the Custodian is unable to cause such Subcustodian to perform fully its obligations thereunder, the Custodian shall forthwith upon the Fund's request terminate such Subcustodian and, if necessary or desirable, appoint another Subcustodian in accordance with the provisions of this Section 3A. At the election of the Fund, it shall have the right to enforce, to the extent permitted by the subcustodian agreement and applicable law, the Custodian's rights against any such Subcustodian for loss or damage caused the Fund by such Subcustodian.

In the event the Custodian receives a claim from a Subcustodian under the indemnification provisions of any subcustodian agreement, the Custodian shall promptly give written notice to the Fund of such claim. No more than thirty days after written notice to the Fund of the Custodian's intention to make a payment under such indemnification provisions, the Fund will reimburse the Custodian the amount of such payment except in respect of any negligence or misconduct of the Custodian or any Subcustodian.

     B. DEALING IN FOREIGN SECURITIES AND CASH. With respect to securities and funds held by a Subcustodian, notwithstanding any provisions of this Agreement to the contrary, payment for securities purchased and delivery of securities sold may be made prior to receipt of securities or payment, respectively, and securities or payment may be received in a form, in accordance with Proper Instructions.

     IN WITNESS WHEREOF, oath of the parties hereto has caused this Amendment to be duly executed as of the date first above written.


BAILARD, BIEHL & KAISER                 BROWN BROTHERS HARRIMAN & CO.
OPPORTUNITY FUND GROUP, INC.

By:_________________________            By:_________________________